As filed with the Securities and Exchange Commission on October 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	33 Locke Drive Marlborough, Massachusetts 01752 (508) 756-1212	87-0656515
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Dr. Paul K. Wotton

President and Chief Executive Officer

Advanced Cell Technology, Inc.

33 Locke Drive

Marlborough, Massachusetts 01752

(508) 756-1212

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

William D. Collins, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Shares of Common Stock, par value $0.001 per share	3,000,000	$6.86	$20,565,000	$2,389.65

(1)	The registrant is registering for resale, from time to time, up to 3,000,000 shares of its common stock, par value $0.001, that the registrant may sell and issue to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to a Purchase Agreement, dated as of June 27, 2014, by and between Lincoln Park and the registrant. In the event of stock splits, stock dividends, or similar transactions involving the common stock, the number of shares of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended using the average of the high and low prices as reported on the Over-the-Counter Bulletin Board on October 13, 2014, which was $6.86 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2014

PROSPECTUS

Advanced Cell Technology, Inc.

3,000,000 SHARES
COMMON STOCK

__________________

This prospectus relates to the offer and sale of up to 3,000,000 shares of common stock, par value $0.001, of Advanced Cell Technology, Inc., a Delaware corporation, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to the purchase agreement dated June 27, 2014 that we entered into with Lincoln Park. See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on the OTCQB, under the symbol “ACTC.” On October 14, 2014, the last reported sales price per share of our common stock on the OTCQB was $7.97.

An investment in our common stock involves a high degree of risk. See the heading “Risk Factors” commencing on page 8 of this prospectus for a discussion of these risks and in the sections entitled “Risk Factors” in our most recent annual report on Form 10-K and in any quarterly report on Form 10-Q, as well as in any prospectus supplement related to these specific offerings.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2014

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of that document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

In this prospectus, unless otherwise indicated, “our company,” “we,” “us” or “our” refer to Advanced Cell Technology, Inc., a Delaware corporation, and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any prospectus supplement, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus, before making an investment decision.

Our Business

We are a biotechnology company focused on the development and commercialization of novel cell-based therapies. Our therapeutic area of focus is ophthalmology and our most advanced products are in clinical trials for the treatment of dry age-related macular degeneration, Stargardt’s macular degeneration and myopic macular degeneration. We are also developing several pre-clinical cell therapies for the treatment of other ocular disorders. Additionally, we have a number of pre-clinical stage assets in disease areas outside the field of ophthalmology, including autoimmune, inflammatory and wound healing-related disorders. We have unique scientific leadership, research and clinical competencies which we believe provide opportunities for innovation and development in regenerative medicine.

We pursue differentiation approaches to generating transplantable tissues both in-house and through collaborations with other researchers who have particular interests in, and skills related to, cellular differentiation. Our research in this area includes projects focusing on developing many different cell types that may be used to treat a range of diseases within ophthalmology and other therapeutic areas. Control of differentiation and the culture and growth of stem and differentiated cells are important current areas of research and development for us.

Ophthalmology Programs

We are developing a pipeline of stem cell derived therapeutics which may have use as treatment for degenerative diseases of the eye. In some instances, stem cell derived therapies may repair and replace damaged tissue in the eye, permitting restoration of otherwise lost vision. As our understanding of the underlying pathophysiology of ocular disease increases, we believe we will have additional opportunities to develop other therapeutic products for the ophthalmology market.

Macular Degeneration Programs

The largest indication involving macular degeneration is “age-related macular degeneration”, or AMD. AMD is the leading cause of blindness and visual impairment in adults over fifty years of age. It is estimated that the clinically detectable AMD patient population in North America and Europe includes about 25-30 million people across the range of disease, from early-stage to late-stage, or legal blindness. AMD represents one of the largest unmet medical needs in medicine today in terms of the lack of useful therapeutics. There is an exponential rise in prevalence and incidence rates with age, with the prevalence rates of late-stage AMD quadrupling every decade of life after the age of 40. Based on population aging trends, a recent article in the Lancet has projected that globally the number of people with AMD in 2020 will be about 196 million, increasing to 288 million by 2040.

Retinal pigment epithelium, or RPE, is a single layer of pigmented cells that form part of the blood/ocular barrier. The presence and integrity of the RPE layer is required for normal vision. RPE cells are positioned between the photoreceptor cell layer of the retina and the Bruch’s membrane and choroid, a layer filled with blood vessels. Because the photoreceptors see no direct blood supply, it is the role of the RPE layer to transport nutrients and oxygen to the photoreceptor cells, as well as to supply, recycle, and detoxify products involved with the phototransduction process – the process by which the photoreceptors turn light into a signal to be propagated along the optic nerve to the brain. In particular, the RPE layer serves as the transport layer that maintains the structure of the photoreceptor environment by acting as an intermediary between the nerve layer and blood vessels, supplying small molecules, transporting ions and water from the blood vessels to the photoreceptor layer. The RPE takes up nutrients such as glucose, retinol (Vitamin A), and fatty acids from the blood and delivers these nutrients to photoreceptors. The RPE layer also prevents the buildup of toxic metabolites around the nerve cells by transporting the metabolites to the blood. In addition, the RPE is able to secrete a variety of growth factors helping to maintain the structural integrity and organization of the photoreceptors.

As the name implies, age-related macular degeneration usually affects older adults, with loss of central vision required for reading, driving and other important activities of daily living due to chronic damage of the central retina. It occurs in “dry” (aka “atrophic” or “geographic”) and “wet” (aka “neovascular” or “exudative”) forms. In the case of dry AMD, the disease process appears to begin with loss of RPE cells (cell death) followed by some period of photoreceptor atrophy and inactivity, and after sufficient time, photoreceptor death. For most dry AMD patients, gradual loss of central vision occurs first. Wet AMD is an end-stage manifestation seen in approximately 10 percent of dry AMD patients, with the loss of the RPE layer and its ability to maintain the Bruch’s membrane function as a barrier resulting in failure of the membrane’s integrity and new blood capillaries penetrating into the photoreceptor space with ensuing rapid loss of vision. In addition to AMD, there are nearly 200 other forms of macular degenerative diseases which, even if the underlying causes are different, appear to follow a similar course of RPE loss followed by atrophy, inactivity and ultimately death of the photoreceptor. These include, for example, an inherited juvenile onset form of macular degeneration called Stargardt’s Macular Degeneration, or SMD.

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It had been reported in scientific journal articles that a portion of the RPE layer can be transplanted from one part of the eye to the macula to allow rescue of photoreceptor function. In some instances, the investigators demonstrated that photoreceptors appeared present but were not functional, apparently due to the loss of an adjacent functional RPE layer. However, transplantation of a healthy RPE layer to the macula enabled photoreceptor function. Although limited in its potential as a therapeutic modality, RPE translocation is an important proof-of-principle regarding the use of the retinal pigment epithelium as treatment for vision loss secondary to macular degeneration.

Our research has indicated that RPE cells generated from pluripotent stem cell sources, such as an hESC line, could potentially solve the sourcing of transplantable RPE cells for treating macular degenerative conditions. It is likely that the area in which the RPE layer exists will maintain its relative immune-privilege in dry AMD patients, meaning that donor matching is not likely to be a significant limitation so that a single and scalable allogeneic source of RPE cells, one that can be manufactured in culture, might provide a therapeutic solution for the millions of patients affected by this disease. We have created a GMP-compliant hESC master stem cell bank and a GMP protocol for scaled-up manufacturing of human RPE cells from our hESC master bank. Extensive animal testing of the human RPE cells generated in culture has been conducted and has established that when injected into the eyes of test animals as a suspension of cells, the human RPE cells were able to home to areas of damage in the RPE layer, with engraftment and recapitulation of the correct anatomical structure in the back of the eye of the animals. As published in Stem Cells, we have also demonstrated that in animal models of macular degeneration, not only did the human RPE cells reform the correct structure, but also that the injection of the cells resulted in preservation of the photoreceptor layer and its function. That is, the injected human RPE cells repaired and restored the function of the RPE layer in animal models of disease.

This data, along with safety data we collected on the human RPE cells, or (our RPE Program), formed the basis of several Investigative New Drug, or IND, applications filed and approved by the U.S. Food and Drug Administration, or FDA, and an Investigational Medicinal Product Dossier, or IMPD, approved by the U.K. Medicines and Healthcare Products Regulatory Agency. In the U.S., one of our ongoing clinical trials is a Phase I/II study for treating dry AMD patients by injection of RPE cells made in culture from an hESC line. We are also conducting Phase I/II studies in both the U.S. and the U.K. for the treatment of SMD patients using the RPE cell injections.

We are conducting these three trials in cooperation with leading retinal surgeons at the top eye hospitals in the U.S. and the U.K. including: Jules Stein Eye Institute (UCLA), Wills Eye Institute, Bascom Palmer Eye Institute (University of Miami) and Massachusetts Eye and Ear Infirmary. The U.K. study is being led by investigators at Moorfields Eye Hospital and Newcastle Hospital. To ensure patient safety, the trials are being overseen by an independent Data Safety and Monitoring Board, or DSMB also comprised of leading retinal surgeons.

The design of the three ongoing trials is similar. Each is an ascending dosage trial, with review of each dosing group by the DSMB, and were originally designed to have enrolled a total of twelve patients in each. The first patients were treated July 2011.

We believe that the results from the SMD and dry AMD clinical trials, though very preliminary and representing a limited number of patients in an open-label study design, are promising. Preliminary results for the first dry AMD and first SMD patient were published in early 2012 in the Lancet. There have been no serious adverse events due to the injected RPE cells, which is the primary endpoint of the Phase 1 aspect of these studies. The trial sites have provided regular follow-up on all of the patients, and have been able to include data relating to the engraftment and persistence of the injected cells as well as impacts on visual acuity. The preliminary data suggest that the injected cells are well tolerated and appear generally to be capable of engrafting at the site of injection, forming the appropriate anatomical monolayer structure around the injected area. Visual acuity improvement was observed to varying degrees in several of these very late-stage patients, a result that was not anticipated in the original design of these studies.

In February 2013, we announced that our clinical partner, the Jules Stein Eye Institute at the University of California, Los Angeles had received approval of its Investigator IND Application to initiate a Phase 1/2 study using our RPE cells to treat myopic macular degeneration, or MMD, a form of macular degeneration that can occur in association with severe forms of myopia. Myopia, or nearsightedness, is the most common eye disorder in the world, and is a significant global public health concern. MMD is an important world-health issue lacking safe and effective treatments. Overall, MMD is reported to be the seventh ranking cause of legal blindness in the United States, the fourth ranking cause in Hong Kong and the second in parts of China and Japan. In June 2014, we announced that Jules Stein Eye Institute has initiated the trial.

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MMD seems to be associated with stress on the RPE layer as a consequence to elongation of the eyeball structure in myopic patients. The stress can induce fissures in the RPE layer, leading to RPE cell death and ultimately macular dystrophy and degeneration. We are in the final stages of completing all of the necessary paperwork with Jules Stein Eye Institute and UCLA so that we can begin treating patients in this trial.

As we continue to manage our clinical trials and expand the indications for which our RPE cell therapy is being investigated, we have also begun to take the steps to define our final product formulation, as well as to lay the early ground work to support appropriate pricing and reimbursement programs. We believe that our RPE therapy provides pricing justification across all categories of consideration by Medicare, Medicaid, National Health Service (UK) and private payers. Our SMD program has been granted Orphan Drug status in both the U.S. and Europe, which could accordingly lead to accelerated regulatory approval, potential FDA grant opportunities, and opportunities for early and favorable pricing considerations.

Photoreceptor Progenitor Program

Photoreceptors mediate the first step in vision, capturing light and turning that into nerve signals to the brain. Rod photoreceptors are active in dim light, while cone photoreceptors are active in bright light and are required for color vision. The photoreceptor atrophy, and subsequent cell death and permanent loss of photoreceptors is seen in later stages of AMD. Loss of photoreceptors is also a consequence to diseases such as diabetes, retinitis pigmentosa, and elevated intraocular pressure typically associated with glaucoma, and represents additional and significant causes of blindness in developed countries. We recognize the potential value of being able to repair the retina with replacement photoreceptor cells derived from pluripotent stem cell sources such as hESCs. We believe those therapies can provide the basis for new approaches for treating a wide variety of retinal degenerations in diseases where photoreceptors malfunction and/or die, either alone or in combination with our RPE therapy.

We have developed a human photoreceptor progenitor cell. We believe that our photoreceptor progenitor cells are unique with respect to both the markers they express as well as their plasticity, meaning that they can differentiate into both rods and cones, and therefore provide a viable source of new photoreceptors for retinal repair. In addition, our photoreceptor progenitors appear to secrete neuroprotective factors, and have the ability to phagocytose (digest) such materials as the drusen deposits that build up in the eyes of dry AMD patients, and so may provide additional benefits beyond forming new photoreceptors when injected into the subretinal space in the eyes of patients. We will continue our preclinical investigation in animal models, establish appropriate correlation between integration of the transplanted cells and visual function in the animals, and then consider preparation of an IND and/or IMPD application to commence clinical studies with these cells. As part of our evaluation of this program, we will consider, among other things, the data generated from pre-clinical studies, our understanding of the potential market opportunity, and our ability to allocate capital resources to adequately fund the program to the next milestone.

Retinal Ganglion Cell Progenitor Program

In the United States alone, approximately 100,000 people are legally blind from glaucoma. The only proven treatment is drug therapy or surgically lowering the intraocular pressure, but many patients lose vision despite receiving these treatments. In glaucoma, retinal ganglion cells degenerate before photoreceptors are lost. We are currently conducting pre-clinical research and development activities regarding differentiation of stem cells into retinal ganglion cells and demonstration of the ability of those cells to protect against elevated intraocular pressure in glaucoma models. We have succeeded in generating a unique human ganglion progenitor cell which, when injected in animal models of glaucoma, appear to protect against damage and to form new ganglion nerve cells. We will continue our preclinical investigation in animal models, establish appropriate correlation between integration and visual function in the animals, and then consider preparation of an IND and/or IMPD application to commence clinical studies with these cells. As part of our evaluation of this program, we will consider, among other things, the data generated from pre-clinical studies, our understanding of the potential market opportunity, and our ability to allocate capital resources to adequately fund the program to the next milestone.

Corneal Endothelial Program

We have been able to generate sheets of corneal endothelial cells, with Descemet membrane, from hESCs. These endothelial sheets, which resemble fetal cornea in cell density, and thickness and durability of the tissue graft, could serve as the transplanted tissue in DSEK. In culture, our corneal endothelial cells have all the hallmarks, both marker expression and morphology, of native human corneal endothelium. We are testing these cells in several animal models of corneal diseases. We will continue our pre-clinical investigation in animal models, with the goal of establishing that the transplanted tissue functions correctly in the animals, and then consider preparation of an IND and/or IMPD application to commence clinical studies with these cells. As part of our evaluation of this program, we will consider, among other things, the data generated from pre-clinical studies, our understanding of the potential market opportunity, and our ability to allocate capital resources to adequately fund the program to the next milestone.

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Other Programs

In addition to our ophthalmology programs we are investing resources into our other programs where we feel that we can leverage our expertise in cellular and developmental biology to generate allogeneic therapies that have the potential to improve health care in other prevalent degenerative diseases and diseases of aging. At the core of our pipeline planning are approaches intended to address large unmet medical needs with allogeneic stem cell-derived therapeutics. The criteria for prioritizing these programs include stem cell capability, competitive landscape within the therapeutic area and severity/prevalence of the therapeutic area. We also utilize a proof-of-concept, or POC, approach in our product development process, testing our candidate therapies in relevant animal models of human disease in order to assess the likelihood of success when it comes time to try those therapies in human patients. Our POC approach allows us to focus only on the most promising projects by verifying the science behind many ideas early in the development process while terminating those programs with a low probability of success.

Mesenchymal Stem Cells

Pluripotent stem-cell derived mesenchymal stem cells, or MSCs is the most active, of our “other programs”. MSCs regulate immune and inflammatory responses, providing therapeutic potential for treating diseases characterized by the presence of an inflammatory component, which makes them an attractive tool for the cellular treatment of autoimmunity and inflammation. Their underlying molecular mechanisms of action together with their clinical benefit — for example, in autoimmunity — are, in our opinion, being revealed by an increasing number of clinical trials and preclinical studies of MSCs. The immunosuppressive/ immunomodulatory activity of these cells allows MSCs to be transplanted nearly universally, i.e., as an allogeneic cell therapy, without matching between donors and recipients. MSCs’ universality, along with the ability to manufacture and store these cells long-term, present a unique opportunity to produce an "off-the-shelf" cellular drug ready for treatment of diseases in both acute and chronic settings.

The current source of MSCs for therapeutic applications are isolated from cord blood and adult sources such as bone marrow and adipose (fat) tissue. However, once isolated from the source, the MSCs present in these sources do not propagate well in cell culture. Rather, the cells undergo replicative senescence, or “aging,” within only a few passages (i.e., after a limited number of population doublings of cells through cell division). Accordingly, the number of doses of MSCs that can be generated from each donor is limited, and the process using adult MSC sources is consequently high-touch, and therefore riskier.

We believe we have succeeded at creating a differentiated MSC product by producing the cells in culture from a pluripotent stem cell source. Our cell culture process permits us to manufacture large scale quantities of MSC from a renewable stem cell source, potentially eliminating the sourcing issues attendant with relying on adult sources of these cells. The stem-cell-sourced manufacturing process is scalable for global commercialization of MSC therapies, and should prove to be less costly (particularly at commercial scale) when compared to the adult-sourced, and cord blood-sourced, MSC products in development by other companies.

In our preliminary testing of our stem cell-derived MSCs in animal models of autoimmune disease, we have noted another differentiating feature of our cells, relative to other MSCs. The MSCs generated using our proprietary manufacturing approach seem to be more potent with respect to suppressing autoimmune responses in certain diseases models when compared to the equivalent dose of bone marrow MSCs. This potency was dependent on the number of passages in culture our MSCs had been through, with the earlier passage MSCs retaining the greatest potency. This correlates with reports in the scientific literature which suggest that adult MSCs lose potency as they are propagated in culture, and reports indicating that MSC from young adult donors are more potent than MSC from elderly donors. Being derived from embryonic stem cells, the early-passage MSCs we are testing for potential therapeutic uses seem to represent the earliest and most potent stage of biological development for MSCs, a stage that cannot be obtained from adult sources.

Our goal is to conduct a limited number of preclinical proof-of-concept studies, and based on those results, advance certain of these MSC discovery programs into IND-enabling pre-clinical studies and perhaps file IND applications, as circumstances dictate. We will evaluate opportunities for strategic partnering relationships, out-licensing or other commercial transactions with large pharmaceutical and biotech companies at various stages in these preclinical programs with an eye towards mitigating our overall cost of these programs.

Principal Executive Office

Our executive offices are located at 33 Locke Drive, Marlborough, MA 01752. Our website is located at www.advancedcell.com, and our telephone number is 508-756-1212. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

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This Offering

On June 27, 2014, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to $30,000,000 of our common stock (subject to certain limitations) from time to time over a 36-month period. Also on June 27, 2014, we entered into a Registration Rights Agreement, or the Registration Rights Agreement, with Lincoln Park, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares that have been or may be issued to Lincoln Park under the Purchase Agreement. In July of 2014, we filed a registration statement, or the Original Registration, which proposed to register 2,606,007 shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement. The Original Registration was declared effective in July 2014.

As of September 30, 2014, we have issued shares of common stock to Lincoln Park under the Purchase Agreement as follows:

(1) 106,007 shares of our common stock to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase additional shares of our common stock under the Purchase Agreement and registered under the Original Registration; and

(2) 2,500,000 shares of our common stock to Lincoln Park purchased pursuant to the terms of the Purchase Agreement and registered under the Original Registration.

Under the Purchase Agreement, we may sell up to $30,000,000 of our common stock. We do not have the right to sell shares of our common stock to Lincoln Park under the Purchase Agreement until the SEC has declared effective a registration statement, such as the registration statement of which this prospectus forms a part, registering such shares for resale. As of September 30, 2014, we have issued 1,273,241 shares of our common stock to Lincoln Park pursuant to the terms of the Purchase Agreement for total proceeds to us of $9,756,895.54, which shares were registered for resale pursuant to a prospectus filed with the Securities and Exchange Commission on July 22, 2014.

We may, from time to time and at our sole discretion, direct Lincoln Park to purchase up to 35,000 shares of our common stock on any such business day, provided that in no event shall Lincoln Park purchase more than $1,000,000 worth of our common stock on any single business day, plus an additional “accelerated amount” under certain circumstances. Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the up to 35,000 shares that may be sold to Lincoln Park under the Purchase Agreement on any business day will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount; provided that in no event will such shares be sold to Lincoln Park when our closing sale price is less than $1.00 per share, as adjusted pursuant to the Purchase Agreement in connection with a 100-to-1 reverse split of our common stock effected on August 27, 2014. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Previously, in September 2012, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the 2012 Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to $35,000,000 of our common stock (subject to certain limitations) from time to time over a 36-month period. We issued 5,360,369 shares of common stock to Lincoln Park under the 2012 Purchase Agreement.

The Purchase Agreement provides that we may sell up to $30,000,000 of our common stock to Lincoln Park, of which we have already received $9,756,895.54. 3,000,000 shares of our common stock are being offered under this prospectus. If all of the 3,000,000 shares offered by Lincoln Park under this prospectus were issued and outstanding as of September 30, 2014, such shares would represent approximately 8.03% of the total number of shares of our common stock outstanding and 8.15% of the total number of outstanding shares held by non-affiliates, in each case as of September 30, 2014. If we elect to issue and sell more than the 3,000,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

On September 26, 2014, we filed a Definitive Proxy statement on Schedule 14A with the SEC which included a proposal for consideration by our stockholders to increase the number of authorized shares of common stock under our Certificate of Incorporation from 37,500,000 to 60,000,000. As of September 30, 2014, we have 1,226,759 shares of authorized common stock that have been reserved for sale to Lincoln Park under the Purchase Agreement and that are registered under the Original Registration. The 3,000,000 shares being registered for resale under the registration statement of which this prospectus forms a part are not yet authorized and cannot be sold to Lincoln Park until the necessary amendment to our Certificate of Incorporation is approved by our stockholders.

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Issuer	Advanced Cell Technology, Inc.

Common stock to be offered by the selling stockholder:	3,000,000 shares

Common stock outstanding as of September 30, 2014:	34,358,658 shares

Common stock to be outstanding after giving effect to the issuance of 3,000,000 shares under the Purchase Agreement:	37,358,658 shares

Use of Proceeds:	We will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by Lincoln Park. However, we may receive up to $30,000,000 under the Purchase Agreement with Lincoln Park, of which we have received $9,756,895.54 as of September 30, 2014. All proceeds that we receive from sales to Lincoln Park under the Purchase Agreement are used for general corporate purposes. See “Use of Proceeds.”

Risk Factors:

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of certain factors that you should consider when evaluating an investment in our common stock.

Symbol on OTCQB and OTCBB:	ACTC

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RISK FACTORS

An investment in our company involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors described in this prospectus and the risk factors that may be described in any applicable prospectus supplement and the documents incorporated by reference in this prospectus.

You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our most recent Quarterly Report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should consider these matters in conjunction with the other information included or incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. Our business, results of operations or financial condition could be seriously harmed, and the trading price of our common stock may decline due to any of these or other risks.

This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to various factors. The accompanying information contained in this prospectus, including the information set forth below, identifies important factors that could cause these differences. See “Special Note Regarding Forward-Looking Statements” on page 10.

Risks Relating to the Purchase Agreement with Lincoln Park

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On June 27, 2014, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $30,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement on June 27, 2014, we issued 106,008 shares of our common stock to Lincoln Park as a fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement. Between June 27, 2014 and September 30, 2014, we issued 1,273,241 shares of common stock to Lincoln Park for total proceeds to us of $9,756,895.54. Additional purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 32-month period commencing after the SEC declared effective the registration statement that this prospectus forms a part.

The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park, except that, pursuant to the terms of our agreements with Lincoln Park, we would be unable to sell shares to Lincoln Park if and when the closing sale price of our common stock is below $1.00 per share, as adjusted pursuant to the Purchase Agreement in connection with a 100-to-1 reverse split of our common stock effected on August 27, 2014. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Therefore, Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

As of June 30, 2014, we have an accumulated deficit of $338,115,364 and a stockholders’ deficit of $5,843,834. We incurred net losses of $31,022,248, $34,584,115, and $55,192,803 for the years ended December 31, 2013, 2012, and 2011, respectively, respectively and a net loss of $24,207,750 for the six months ended June 30, 2014. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

8

As of September 30, 2014, we may direct Lincoln Park to purchase up to $20,243,104.46 worth of shares of our common stock under the Purchase Agreement over an approximately 32-month period generally in amounts up to 35,000 shares of our common stock on any such business day, provided that in no event shall Lincoln Park purchase more than $1,000,000 worth of our common stock on any single business day, plus an additional “accelerated amount” under certain circumstances. However, Lincoln Park shall not purchase any shares of our common stock on any business day that the closing sale price of our common stock is less than $1.00 per share, as adjusted pursuant to the Purchase Agreement in connection with a 100-to-1 reverse split of our common stock effected on August 27, 2014. Assuming a purchase price of $6.83 per share (the closing sales price of our common stock on October 13, 2014) and the purchase by Lincoln Park of 3,000,000 shares included in this prospectus under the Purchase Agreement, proceeds to us would only be $20,243,104.46.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $20,243,104.46 remaining under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

On September 26, 2014, we filed a Definitive Proxy statement on Schedule 14A with the SEC which included a proposal for consideration by our stockholders to increase the number of authorized shares of common stock under our Certificate of Incorporation from 37,500,000 to 60,000,000. As of September 30, 2014, we have 1,226,759 shares of authorized common stock that have been reserved for sale to Lincoln Park under the Purchase Agreement and that are covered by a registration statement filed with and declared effective by the SEC in July 2014. The shares being registered for resale under the registration statement of which this prospectus forms a part are not yet authorized and cannot be sold to Lincoln Park until the necessary amendment to our Certificate of Incorporation is approved by our stockholders. Should we be unable to obtain this stockholder approval, or a separately approval of another amendment to our Certificate of Incorporation authorizing more shares of our common stock for issuance, we will be unable to issue additional shares of common stock under the Purchase Agreement to Lincoln Park, the consequences of which could have a material adverse effect on our business, operating results, financial condition and prospects.

9

Selected Financial Data

You should read the following selected financial data together with our financial statements and the related notes contained in Item 8 of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, which are incorporated by reference into this prospectus, except that share and per share information for the periods ended December 31, 2013, 2012, 2011, 2010 and 2009 have been revised to reflect the one-for-100 reverse stock split for our outstanding shares of common stock effective August 27, 2014, as though the reverse stock split was in effect for all periods presented.

The selected data in this section is not intended to replace the consolidated financial statements included in our Annual Report on Form 10-K, except that share and per share information for the periods ended December 31, 2013, 2012, 2011, 2010 and 2009 have been revised to reflect the one-for-100 reverse stock split.

	Year Ended December 31,
	2013	2012	2011	2010			2009
		As restated	As restated	As reported	Adjustments	As restated	As reported	Adjustments	As restated

Revenue	$224,985	$466,487	$506,419	$725,044	$–	$725,044	$1,415,979	$–	$1,415,979
Cost of revenue	82,436	117,436	343,950	216,600	–	216,600	500,899	–	500,899
Gross profit	142,549	349,051	162,469	508,444	–	508,444	915,080	–	915,080
Operating expenses:
Research and development	11,564,768	14,158,936	9,753,759	8,439,343	159,040	8,598,383	3,531,540	203,230	3,734,770
Grant reimbursements	–	–	–	(977,917)	–	(977,917)	(136,840)	–	(136,840)
General and administrative expenses	12,057,067	11,432,866	7,435,709	15,506,191	(955,149)	14,551,042	3,439,085	(471,620)	2,967,465
Change in estimate of accrued liabilities	–	–	–	(1,263,009)	–	(1,263,009)	–	–	–
Change in estimate of loss on settlement of litigation	6,228,621	–	–	–	–	–	–	–	–
Loss on settlement of litigation	–	–	294,144	11,132,467	–	11,132,467	4,903,949	–	4,903,949
Total operating expenses	29,850,456	25,591,802	17,483,612	32,837,075	(796,109)	32,040,966	11,737,734	(268,390)	11,469,344
Loss from operations	(29,707,907)	(25,242,751)	(17,321,143)	(32,328,631)	796,109	(31,532,522)	(10,822,654)	268,390	(10,554,264)

10

Non-operating income (expense):
Interest income	165,918	15,581	35,114	16,724	–	16,724	4,661	–	4,661
Interest expense and late fees	(1,437,584)	(1,104,602)	(1,510,693)	(11,726,120)	–	(11,726,120)	(9,190,807)	–	(9,190,807)
Finance gain (cost)	95,162	(7,015,470)	(54,984,170)	(4,332,277)	–	(4,332,277)	(1,705,691)	–	(1,705,691)
Gain (loss) on disposal of fixed assets	(962,227)	(17,138)	–	9,500	–	9,500	–	–	–
Fines and penalties	438,587	(3,500,000)	–	–	–	–	–	–	–
Gain on extinguishment of debt	–	–	–	197,370	–	197,370	598,425	–	598,425
Loss attributable to equity method investments	–	–	(820,000)	–	–	–	(144,438)	–	(144,438)
Loss on extinguishment of convertible debentures	–	–	–	–	–	–	(8,200,984)	–	(8,200,984)
Charges related to repricing derivative liabilities	–	–	–	–	–	–	(30,316,708)	–	(30,316,708)
Loss on warrant re-pricing	–	–	–	–	–	–	(83,680)	–	(83,680)
Adjustments to fair value of unsettled warrant obligation	(107,438)	1,390,382	7,963,101	–	(7,331,109)	(7,331,109)	–	(5,814,327)	(5,814,327)
Adjustments to fair value of derivatives	493,241	889,883	11,444,988	(6,209,898)	–	(6,209,898)	23,103,668	–	23,103,668
Total non-operating expense	(1,314,341)	(9,341,364)	(37,871,660)	(22,044,701)	(7,331,109)	(29,375,810)	(25,935,554)	(5,814,327)	(31,749,881)
Loss before provision for income tax	(31,022,248)	(34,584,115)	(55,192,803)	(54,373,332)	(6,535,000)	(60,908,332)	(36,758,208)	(5,545,937)	(42,304,145)
Provision for income tax	–	–	–	–	–	–	–	–	–
Net loss	$(31,022,248)	$(34,584,115)	$(55,192,803)	$(54,373,332)	$(6,535,000)	$(60,908,332)	$(36,758,208)	$(5,545,937)	$(42,304,145)
Loss per share:
Basic	$(0.01)	$(0.02)	$(0.03)	$(0.04)	$(0.01)	$(0.05)	$(0.07)	$(0.01)	$(0.08)
Diluted	(1.24)	(1.66)	(3.49)	(4.46)	(0.54)	(5.00)	(7.05)	(1.06)	(8.11)
Weighted average shares outstanding:
Basic	24,918,727	20,866,198	15,820,951	12,818,910	12,818,910	12,818,910	5,213,431	5,213,431	5,213,431
Diluted	24,918,727	20,866,198	15,820,951	12,818,910	12,818,910	12,818,910	5,213,431	5,213,431	5,213,431

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	As of December 31,
	2013	2012	2011			2010			2009
		As restated	As reported	Adjustments	As restated	As reported	Adjustments	As restated	As reported	Adjustments	As restated

Balance Sheet Data:
Cash and cash equivalents	$1,743,485	$7,241,852	$13,103,007	$–	$13,103,007	$15,889,409	$–	$15,889,409	$2,538,838	$–	$2,538,838
Current assets	2,911,859	7,552,756	13,406,690	–	13,406,690	15,981,007	–	15,981,007	2,639,490	–	2,639,490
Total assets	3,907,919	8,496,542	15,185,326	–	15,185,326	19,054,152	–	19,054,152	5,088,008	–	5,088,008
Current liabilities	22,916,789	23,490,235	55,749,567	2,432,218	58,181,785	11,344,705	13,145,436	24,490,141	24,375,874	5,814,327	30,190,201
Total non-current liabilities	3,524,740	6,551,988	4,130,477	–	4,130,477	30,090,096	–	30,090,096	25,887,022	–	25,887,022
Total liabilities	26,441,529	30,042,223	59,880,044	2,432,218	62,312,262	41,434,801	13,145,436	54,580,237	50,262,896	5,814,327	56,077,223
Series A-1 redeemable preferred stock	–	1,598,533	1,429,126	–	1,429,126	1,272,441	–	1,272,441	908,195	–	908,195
Total stockholders' deficit	22,533,610	23,144,214	46,123,844	2,432,218	48,556,062	23,653,090	13,145,436	36,798,526	46,083,083	5,814,327	51,897,410

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus contain forward-looking statements that involve risks and uncertainties. We use words such as “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,”, “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue” and variations thereof, and other statements contained in this prospectus, regarding matters that are not historical facts and are forward-looking statements. Because these statements involve risks and uncertainties, as well as certain assumptions, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to those risks identified under “Risk Factors” and from time to time in our other filings with the SEC. The information in this prospectus or any prospectus supplement speaks only as of the date of that document and the information incorporated herein by reference speaks only as of the date of the document incorporated by reference. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Forward-looking statements include our plans and objectives for future operations, including plans and objectives relating to our products and our future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development and commercialization of our technologies, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, we cannot assure you that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. However, we may receive gross proceeds of up to $20,243,104.46 under the Purchase Agreement over an approximately 32-month period beginning October 2014, assuming that we sell the full amount to Lincoln Park remaining under the Purchase Agreement and other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

All proceeds that we receive under the Purchase Agreement will be used to fund our clinical activities, including the conclusion of our phase 1 AMD and SMD trials and initiation of phase 1 MMD trials and phase 2 AMD and SMD clinical trials, the advancement of our pre-clinical studies in other ocular indications and other programs, and for general corporate purposes. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, the amount of proceeds actually raised from sales under the Purchase Agreement, and the amount of cash generated through our existing strategic collaborations and any additional strategic collaborations into which we may enter. Accordingly, our management will have significant flexibility in applying any net proceeds that we receive pursuant to the Purchase Agreement.

14

DETERMINATION OF OFFERING PRICE

The selling stockholders may offer and sell the shares of common stock covered by this prospectus at prevailing market prices or privately negotiated prices. See “Plan of Distribution.”

15

THE SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement, as described in greater detail below. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on June 27, 2014, concurrently with our execution of the Purchase Agreement and in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of September 30, 2014. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 34,358,658 shares of our common stock actually outstanding as of September 30, 2014.

	Shares Beneficially Owned Prior to the Offering		Maximum Shares Offered Hereby	Shares Beneficially Owned After the Offering (1)
Selling Stockholder	Number	Percentage	Number	Percentage
Lincoln Park Capital Fund, LLC(2)	9,300	*	3,000,000	8.76%

_________________

* Less than 1%

(1)	Based on 34,358,658 outstanding shares of our common stock as of September 30, 2014.
(2)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

The Lincoln Park Transaction

General

On June 27, 2014, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $30,000,000 of our common stock (subject to certain limitations) from time to time over a 36-month period. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

As of September 30, 2014, we have issued 1,273,241 shares of our common stock to Lincoln Park pursuant to the terms of the Purchase Agreement, resulting in gross proceeds to us of $9,756,895.54.

We may sell up to $20,243,104.46 worth of our common stock remaining under the Purchase Agreement over the approximately 32 –month remaining period. We may, from time to time and at our sole discretion but no more frequently than every other business day, direct Lincoln Park to purchase up to 35,000 shares of our common stock on any such business day, provided that in no event shall Lincoln Park purchase more than $1,000,000 worth of our common stock on any single business day, plus an additional “accelerated amount” under certain circumstances, at a purchase price per share based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount.

16

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 35,000 shares of our common stock on any such business day, provided that in no event shall Lincoln Park purchase more than $1,000,000 worth of our common stock on any single business day. Such purchases are hereinafter referred to as “Regular Purchases”. The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	the lowest sale price for our common stock on the purchase date of such shares; or
•	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•	30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and
•	two times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•	97% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or
•	the closing sale price of our common stock on the purchase date.

In the case of both Regular Purchases and Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $1.00 per share, as adjusted pursuant to the Purchase Agreement in connection with a 100-to-1 reverse split of our common stock effected on August 27, 2014. Lincoln Park shall not purchase any shares of our common stock on any day that the closing sale price of our common stock is below the floor price. The floor price will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such event, the floor price will be the lower of (i) the adjusted price and (ii) $1.00.

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Events of Default

Events of default under the Purchase Agreement include the following:

•	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;
•	suspension by our principal market of our common stock from trading for a period of three consecutive business days;
•	the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the NYSE Amex or the OTC Bulletin Board (or nationally recognized successor thereto);
•	the transfer agent’s failure for five business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;
•	any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;
•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; and
•	if at any time we are not eligible to transfer our common stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 3,000,000 shares of our common stock registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 32 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the shares of common stock registered in this offering that Lincoln Park has not previously purchased. Lincoln Park may sell all, some or none of the shares it has purchased or will purchase under the Purchase Agreement. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

18

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $20,243,104.46 of our common stock, exclusive of the $9,756,895.54 worth of common stock issued to Lincoln Park under the Purchase Agreement as of September 30, 2014. Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement registered in this offering at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $30,000,000 Purchase Agreement
$1.00[3]	3,000,000	8.03%	$3,000,000

$7.97(4)	2,539,913	7.39%	$20,243,098

$10.00	2,024,310	5.56%	$20,243,100

$20.00	1,021,155	2.89%	$20,243,100

_______________

(1)	Although the Purchase Agreement provides that we may sell up to $20,243,104.46 of our common stock to Lincoln Park (exclusive of the $9,756,895.54 worth of common stock issued to Lincoln Park under the Purchase Agreement as of September 30, 2014), we are only registering 3,000,000 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.
(2)	The denominator is based on 34,358,658 shares outstanding as of September 30, 2014, adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park at the applicable assumed average purchase price per share. The numerator is based on the number of shares registered in this offering to be issued under the Purchase Agreement at the applicable assumed purchase price per share set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement which are not registered in this offering.
(3)	Under the Purchase Agreement, we may not sell and Lincoln Park may not purchase any shares on a day in which the closing sale price of our common stock is below $1.00 per share, as adjusted pursuant to the Purchase Agreement in connection with a 100-to-1 reverse split of our common stock effected on August 27, 2014.
(4)	The closing sale price of our shares on October 14, 2014.

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PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Our common stock is quoted on the OTCQB and OTCBB under the symbol “ACTC”.

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LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

21

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The report of SingerLewak LLP dated April, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expressed an opinion that Advanced Cell Technology, Inc. and Subsidiary had not maintained effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

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LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company. Our certificate of incorporation provides that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. Statements in this prospectus concerning any document we have filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnished them to the SEC. Our Internet site can be found at http:www.advancedcell.com. Our website is not a part of this prospectus.

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INFORMATION INCORPORATED BY REFERENCE

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; as amended;
2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014;
3.	Our Current Reports on Form 8-K as filed on January 22, 2014, March 10, 2014, April 21, 2014, May 5, 2014, May 29, 2014, June 6, 2014, June 24, 2014, July 3, 2014, August 6, 2014, August 27, 2014, September 23, 2014 and October 6, 2014; and
4.	The description of our common stock, which is registered under Section 12 of the Exchange Act, contained in our registration statement on Form 8-A filed with the SEC on May 28, 2003, including any amendment or report filed for the purpose of updating such descriptions.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the post-effective amendment to the registration statement that contains this prospectus and prior to the termination of the offering (except in each case the information contained in such document to the extent “furnish” and not “filed”).

You may obtain copies of these documents on the website maintained by the SEC at http://www.sec.gov, or from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by writing us at Corporate Secretary, Advanced Cell Technology, Inc., 33 Locke Drive, Marlborough, Massachusetts 01752 or visiting our website at www.advancedcell.com.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth our costs and expenses in connection with the registration for resale of our common stock as described in this registration statement. All of the amounts shown are estimates except the Commission Registration Fee.

AMOUNT
Commission Registration Fee	$2,426,.26
Legal Fees and Expenses	6,000.00
Accounting Fees and Expenses	4,000.00
Miscellaneous Expenses	2,000.00
Total	$14,426.26

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been our directors or officers. Our certificate of incorporation provides that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 16. Exhibits.

See Index of Exhibits immediately following the signature page of this registration statement.

Item 17. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, and certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Marlborough, Commonwealth of Massachusetts, on October 14, 2014.

ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation

By: /s/ Paul K. Wotton
Paul K. Wotton President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints Paul K. Wotton and Edward Myles, and each of them singly, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul K. Wotton
Paul K. Wotton Chief Executive Officer and President (Principal Executive Officer)	October 14, 2014

/s/ Edward Myles
Edward Myles	October 14, 2014
Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert Langer
Robert Langer Director	October 14, 2014

/s/ Zohar Loshitzer
Zohar Loshitzer Director	October 14, 2014

/s/ Gregory D. Perry
Gregory D. Perry Director	October 14, 2014

/s/ Alan C. Shapiro
Alan C. Shapiro Director	October 14, 2014

/s/ Michael T. Heffernan
Michael T. Heffernan Director and Chairman	October 14, 2014

INDEX OF EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
4.1	Certificate of Incorporation of the Registrant dated November 17, 2005 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 21, 2005 and incorporated by reference herein).
4.2	Certificate of Amendment to Certificate of Incorporation dated October 13, 2006 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on October 13, 2006 and incorporated herein by reference).
4.3	Certificate of the Powers, Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock dated March 5, 2009 (previously filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on July 20, 2009 and incorporated herein by reference).
4.4	Certificate of Amendment to Certificate of Incorporation dated September 15, 2009 (previously filed as Exhibit 3.15 to the Registrant’s Registration Statement on Form S-1 filed November 18, 2009 and incorporated herein by reference).
4.5	Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock dated November 3, 2009 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 12, 2009 and incorporated by reference herein).
4.6	Certificate of Designations of Preferences, Rights and Limitations of Series C Preferred Stock dated December 30, 2010 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 3, 2011 and incorporated herein by reference).
4.7	Certificate of Amendment to Certificate of Incorporation dated January 24, 2012 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 30, 2012 and incorporated herein by reference).
4.8	Certificate of Amendment to Certificate of Incorporation dated October 24, 2013 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 24, 2013 and incorporated herein by reference).

4.9	Certificate of Amendment to Certificate of Incorporation dated August 27, 2014 (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 27, 2014 and incorporated herein by reference).
4.10*	Form of Certificate of Amendment to Certificate of Incorporation, to be voted upon by the Registrant’s stockholders on November 12, 2014.
4.11	Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 21, 2005 and incorporated by reference herein).
4.12	Amendment No. 1 to Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 30, 2007 and incorporated by reference herein).
4.13	Specimen Stock Certificate (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 21, 2005 and incorporated by reference herein).
5.1*	Opinion of Goodwin Procter LLP.
10.1	Purchase Agreement, dated as of June 27, 2014, between the Registrant and Lincoln Park (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 3, 2014 and incorporated herein by reference).
10.2	Registration Rights Agreement, dated as of June 27, 2014, between the Registrant and Lincoln Park (previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 3, 2014 and incorporated herein by reference).
23.1*	Consent of SingerLewak LLP, an independent registered public accounting firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature pages).

_______

* Filed herewith.